Exhibit 10.1

HAWAIIAN HOLDINGS, INC.
2015 STOCK INCENTIVE PLAN

1.	Purposes of the Plan	2
2.	Shares Subject to the Plan	2
3.	Administration of the Plan	3
4.	Stock Options	6
5.	Restricted Stock	7
6.	Restricted Stock Units	8
7.	Stock Appreciation Rights	8
8.	Performance Stock Units and Performance Shares	9
9.	Performance Awards	10
10.	Performance-Based Awards	10
11.	Leaves of Absence/Transfer Between Locations/Change of Status	11
12.	Transferability of Awards	12
13.	Adjustments; Dissolution or Liquidation	12
14.	Change in Control	13
15.	Tax Matters	14
16.	Other Terms	15
17.	Term of Plan	15
18.	Amendment and Termination of the Plan	15
19.	Conditions Upon Issuance of Shares	16
20.	Stockholder Approval	16
21.	Definitions	16

1.Purposes of the Plan.
The purposes of this Plan are to attract and retain personnel for positions with the Company, to provide additional incentive to Employees, Directors, and Consultants (collectively, “Service Providers”), and to promote the success of the Company’s business.
The Plan permits the grant of Incentive Stock Options to Employees and the grant of Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Stock Units, and Performance Awards to any Service Provider.
2.Shares Subject to the Plan.
(a)Allocation of Shares to Plan. The maximum aggregate number of Shares that may be issued under the Plan is:
(i)5,700,000 Shares, plus
(ii)any Shares subject to outstanding awards granted under the Company’s 2005 Stock Incentive Plan (the “Existing Plan”) that, after the Plan is effective, expire or otherwise terminate without having been exercised in full, are cancelled without delivery of Shares or are settled in cash, and any Shares issued under awards granted under the Existing Plan that, after the Plan is effective, are forfeited to the Company or repurchased by the Company due to a failure to vest; provided, however, that to the extent that a Share that was subject to a full-value award under the Existing Plan that counted as 1.37 Shares against the Existing Plan share reserve when issued is recycled back into the Plan, the Plan shall be credited with 1.37 Shares, plus
(iii)any additional Shares that become available for issuance under the Plan under Section 2(c).
The maximum number of Shares that may be added to the Plan from the Existing Plan pursuant to Section 2(c)(ii) above is equal to 2,258,000 Shares.
The Shares may be authorized but unissued Common Stock or Common Stock issued and then reacquired by the Company.
(b)Share Counting. Any Shares subject to Options or Stock Appreciation Rights shall be counted against the numerical limits of Section 2(a) as one Share for every Share subject thereto. Any Shares subject to Full-Value Awards with a per share or unit purchase price lower than 100% of Fair Market Value on the date of grant shall be counted against the numerical limits of Section 2(a) as 1.37 Shares for every 1 Share subject thereto.
(c)Lapsed Awards.
(i)Options and Stock Appreciation Rights. If an Option or Stock Appreciation Right expires or becomes unexercisable without having been exercised in full or is surrendered under an Exchange Program, the unissued Shares subject to the Option or Stock Appreciation Right will become available for future issuance under the Plan.
(ii)Stock Appreciation Rights. All Shares subject to a Stock Appreciation Right (i.e., the gross Shares) will cease to be available under the Plan when a Stock Appreciation Right is exercised.
(iii)Full-Value Awards. Shares issued pursuant to Full-Value Awards that are repurchased by the Company due to a failure to vest or are forfeited to the Company and any Shares subject to Full-Value Awards that terminate or are cancelled without delivery of Shares, will become available for future issuance under the Plan.

To the extent that a Share that was subject to an Award that counted as 1.37 Shares against the Plan Share reserve pursuant to Section 2(b) is recycled back into the Plan, the Plan shall be credited with 1.37 Shares.
(iv)Withheld Shares. Shares used to pay the Exercise Price of an Award or to satisfy tax withholding obligations related to an Award will not become available for future issuance under the Plan.
(v)Cash-Settled Awards. If any portion of an Award under the Plan is paid to a Participant in cash rather than Shares, that cash payment will not reduce the number of Shares available for issuance under the Plan.
(d)Incentive Stock Options. The maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal 200% of the aggregate Share number stated in Sections 2(a)(i) and 2(a)(ii) plus, to the extent allowable under Code Section 422, any Shares that become available for issuance under the Plan under Sections 2(c).
(e)Adjustment. The numbers provided in Sections 2(a), 2(b), 2(c)(iii), 2(d), and 3(c)(i) will be adjusted as a result of changes in capitalization referred to in Section 13.
(f)Substitute Awards. If the Committee grants Awards in substitution for stock compensation awards outstanding under a plan maintained by an entity acquired by or consolidated with the Company, the grant of those substitute Awards will not decrease the number of Shares available for issuance under the Plan.
3.Administration of the Plan.
(a)Procedure.
(i)General. The Plan will be administered by the Board or a Committee of the Board constituted to satisfy Applicable Laws (the “Administrator”). Different Administrators may administer the Plan with respect to different groups of Service Providers. The Board may retain the authority to concurrently administer the Plan with a Committee and may revoke the delegation of some or all authority previously delegated.
(ii)Further Delegation. To the extent permitted by Applicable Laws, the Board or a Committee may delegate to 1 or more Officers the authority to grant Options, Stock Appreciation Rights, and other Awards except Restricted Stock to Employees of the Company or any of its Subsidiaries who are not Officers, provided that the delegation must specify any limitations on the authority, including the total number of Shares that may be subject to the Awards granted by such Officer(s). Such delegation may be revoked. Any such Awards will be granted on the form of Award Agreement most recently approved for use by the Board or a Committee made up solely of Directors, unless the resolutions delegating the authority permit the Officer(s) to use a different form of Award Agreement approved by the Board or a Committee made up solely of Directors. The Board or a Committee may delegate to an Officer who is also a Director the authority to grant Restricted Stock, but such authority will be delegated to such individual in his or her capacity as a Director.
(iii)Section 162(m). Unless an Award is granted and administered solely by a Committee of 2 or more “outside directors” within the meaning of Code Section 162(m), it will not qualify as “performance-based compensation” within the meaning of Code Section 162(m).
(b)Powers of the Administrator. Subject to the Plan, any limitations on delegations specified by the Board, and Applicable Laws, the Administrator will have the authority, in its sole discretion to make any determinations deemed necessary or advisable to administer the Plan including:
(i)to determine the Fair Market Value;
(ii)to approve forms of Award Agreements for use under the Plan;

(iii)to select the Service Providers to whom Awards may be granted and grant Awards to such Service Providers;
(iv)to determine the number of Shares to be covered by each Award granted;
(v)to determine the terms and conditions, not inconsistent with the Plan, of any Award granted. Such terms and conditions may include, but are not limited to, the Exercise Price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating to an Award;
(vi)to institute and determine the terms and conditions of an Exchange Program, provided that the Administrator shall not implement an Exchange Program without the approval of the holders of a majority of the Shares that are present in person or by proxy and entitled to vote at any Annual or Special Meeting of Stockholders of the Company;
(vii)to interpret the Plan and make any decisions necessary to administer the Plan;
(viii)to establish, amend and rescind rules relating to the Plan, including rules relating to sub-plans established to satisfy laws of jurisdictions other than the United States or to qualify Awards for favorable tax treatment under laws of jurisdictions other than the United States;
(ix)to interpret, modify or amend each Award (subject to Section 18), including extending the Expiration Date and the post-termination exercisability period of such modified or amended Awards;
(x)to allow Participants to satisfy tax withholding obligations in any manner permitted by Section 15;
(xi)to delegate ministerial duties to any of the Company's employees;
(xii)to authorize any person to take any steps and execute, on behalf of the Company, any documents required for an Award previously granted by the Administrator to be effective; and
(xiii)to allow Participants to defer the receipt of the payment of cash or the delivery of Shares otherwise due to any such Participants under an Award.
(c)Award Limitations.
(i)Annual Limits. The following maximums are imposed under the Plan with respect to each Fiscal Year: (w) the maximum number of Shares subject to Full-Value Awards granted to any Participant (other than an Outside Director) in any Fiscal Year shall not exceed 1,500,000 Shares (increased to 3,000,000 Shares in the Fiscal Year in which any Participant (other than an Outside Director) first becomes a Service Provider), (x) the maximum number of Shares subject to Awards that are not Full-Value Awards granted to any Participant (other than an Outside Director) in any Fiscal Year shall not exceed 1,500,000 Shares (increased to 3,000,000 Shares in the Fiscal Year in which any Participant (other than an Outside Director) first becomes a Service Provider),(y) the maximum number of Shares that may be granted as stock-settled Awards to any Outside Director in any Fiscal Year shall not exceed 250,000 Shares, and (z) the maximum amount of cash or cash payments that may be granted as cash-settled Awards to any Participant in any Fiscal Year shall not exceed $1,000,000.
(ii)Minimum Vesting Requirements. Except as specified otherwise in Section 3(c)(iii), Awards will vest in full no earlier (except if accelerated pursuant to a Change in Control or certain terminations of status after a Change in Control, a Participant’s death, or a Participant’s Disability) than the 1-year anniversary of the Grant Date.
(iii)Exception to Minimum Vesting Requirements.

(iv)Awards that result in issuing up to 5% of the maximum aggregate number of shares of Stock authorized for issuance under the Plan (the “5% Limit”) may be granted to any one or more Employees or Outside Directors without respect to the minimum vesting requirements set forth in Section 3(c)(ii).
(v)All Awards that have their vesting discretionarily accelerated, other than pursuant to (A) a Change in Control or certain terminations of status as a Service Provider after a Change in Control (B) a Participant's death, or (C) a Participant's Disability, are subject to the 5% Limit.
(vi)Notwithstanding the foregoing, the Administrator may accelerate the vesting of Awards such that the Award minimum vesting requirements set forth in Section 3(c)(ii) are still satisfied, without such vesting acceleration counting toward the 5% Limit.
(vii)The 5% Limit applies in the aggregate to Award grants that do not satisfy minimum vesting requirements set forth in Section 3(c)(ii) and to the discretionary vesting acceleration of Awards as specified in Section 3(c)(iii)(2) hereof.
(d)Termination of Status.
(i)Unless a Participant is on a leave of absence approved by the Company as set forth in Section 10, the Participant’s status as a Service Provider will end at midnight at the end of the last day in the primary work location in which the Participant actively provides services for a member of the Company Group (the “Termination of Status Date”). The Administrator has the sole discretion to determine the date on which a Participant stops actively providing services and whether a Participant may still be considered to be providing services while on a leave of absence and the Administrator may delegate this decision, other than with respect to Officers, to the Company’s senior human resources officer.
(ii)This termination of status as a Service Provider will occur regardless of the reason for such termination even if the termination is later found to be invalid, in breach of employment laws in the jurisdiction where Participant is providing services, or in violation of the terms of Participant’s employment or service agreement, if any such agreement exists.
(iii)Unless otherwise expressly provided in an Award Agreement or otherwise determined by the Administrator, a Participant’s right to vest in any Award under the Plan will cease as of the Termination of Status Date and will not be extended by any notice period, whether arising under contract, statute or common law, including any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Participant is providing services.
(e)Grant Date. The grant date of an Award (“Grant Date”) will be the date that the Administrator makes the determination granting such Award, or may be a later date if such later date is designated by the Administrator on the date of the determination or under an automatic grant policy. Notice of the determination will be provided to each Participant within a reasonable time after the Grant Date.
(f)Waiver. The Administrator may waive any terms, conditions or restrictions.
(g)Fractional Shares. Except as otherwise provided by the Administrator, any fractional Shares that result from the adjustment of Awards will be canceled. Any fractional Shares that result from vesting percentages will be accumulated and vested on the date that an accumulated full Share is vested.
(h)Electronic Delivery. The Company may deliver by e-mail or other electronic means (including posting on a website maintained by the Company or by a third party under contract with the Company or another member of the Company Group) all documents relating to the Plan or any Award and all other documents that the Company is required to deliver to its security holders (including prospectuses, annual reports and proxy statements).

(i)Choice of Law; Choice of Forum. The Plan, all Awards and all determinations made and actions taken under the Plan, to the extent not otherwise governed by the laws of the United States, will be governed by the laws of the State of Delaware without giving effect to principles of conflicts of law. For purposes of litigating any dispute that arises under this Plan, a Participant’s acceptance of an Award is his or her consent to the jurisdiction of the State of Delaware, and agree that any such litigation will be conducted in Delaware Court of Chancery, or the federal courts for the United States for the District of Delaware, and no other courts, regardless of where a Participant’s services are performed.
(j)Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards.
4.Stock Options.
(a)Stock Option Award Agreement. Each Option will be evidenced by an Award Agreement that will specify the number of Shares subject to the Option, its per share exercise price (“Exercise Price”), its Expiration Date, and such other terms and conditions as the Administrator determines, subject to the terms of the Plan. Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. An Option not designated as an Incentive Stock Option is a Nonstatutory Stock Option.
(b)Exercise Price. The Exercise Price for the Shares to be issued upon exercise of an Option will be determined by the Administrator and may not be less than Fair Market Value on the Grant Date.
(c)Form of Consideration. The Administrator will determine the acceptable forms of consideration for exercising an Option and those forms of consideration will be described in the Award Agreement. The consideration may consist of any combination of the following, to the extent permitted by Applicable Laws:
(i)cash;
(ii)check;
(iii)promissory note;
(iv)other Shares, provided that such Shares have a fair market value on the date of surrender equal to the aggregate Exercise Price of the Shares as to which such Option will be exercised. To the extent not prohibited by the Administrator, this shall include the ability to tender Shares to exercise the Option and then use the Shares received on exercise to exercise the Option with respect to additional Shares;
(v)consideration received by the Company under a cashless exercise arrangement (whether through a broker or otherwise) implemented by the Company for the exercise of Options;
(vi)consideration received by the Company under a net exercise program under which Shares are withheld from otherwise deliverable Shares; and
(vii)any other consideration or method of payment to issue Shares (provided that other forms of considerations may only be approved by the Board or a Committee of Directors).
(d)Incentive Stock Option Limitations.
(i)The Exercise Price of an Incentive Stock Option may not be less than 100% of the Fair Market Value on the Grant Date.
(ii)To the extent that the aggregate Fair Market Value of the Shares with respect to which incentive stock options under Code Section 422(b) are exercisable for the first time by a Participant during any calendar year (under all plans and agreements of the Company Group) exceeds $100,000, the Options whose value exceeds $100,000 will be treated as Nonstatutory Stock Options. Incentive stock options will be considered in the order in which they were granted. For this purpose the Fair Market Value of the Shares subject to an Option will be determined as of the Grant Date of each Option.
(iii)The Expiration Date of an Incentive Stock Option will be the day prior to the 10th anniversary of the Grant Date or any shorter period provided in the Award Agreement, subject to clause (iv) below.
(iv)The following rules apply to Incentive Stock Options granted to Participants who own stock representing more than 10% of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary:
(1)the Expiration Date of the Incentive Stock Option may not be after the day prior to the 5th anniversary of the Grant Date; and
(2)the Exercise Price may not be less than 110% of the Fair Market Value on the Grant Date.
If an Option is designated in the Administrator action that granted it as an incentive stock option but the terms of the Option do not comply with Sections 4(d)(iv)(1) and 4(d)(iv)(2), then the Option will not qualify as an Incentive Stock Option.
(e)Exercise of Option. An Option will be deemed exercised when the Company receives: (i) a notice of exercise (in such form as the Administrator may specify from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with applicable withholding taxes). Shares issued upon exercise of an Option will be issued in the name of the Participant. Until the Shares are issued (as evidenced by the entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. An Option may not be exercised for a fraction of a Share. Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for purchase under the Option, by the number of Shares as to which the Option is exercised.
(f)Expiration of Options. Subject to Section 4(d)(iv)(1), an Option granted under the Plan will expire upon the date determined by the Administrator and set forth in the Award Agreement, provided that such date shall be no later than the day prior to the seventh anniversary of the Grant Date of the Option.
(g)Tolling of Expiration. If exercising an Option prior to its expiration is not permitted because of Applicable Laws, other than the rules of any stock exchange or quotation system on which the Common Stock is listed or quoted, the Option will remain exercisable until 30 days after the first date on which exercise would no longer be prevented by such provisions. If this would result in the Option remaining exercisable past its Expiration Date, then it will remain exercisable only until the end of the later of (x) the 30th day after which its exercise would not be prevented by Section 19(a) and (y) its Expiration Date.
5.Restricted Stock.
(a)Restricted Stock Award Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction (if any), the number of Shares granted, and such other terms and conditions as the Administrator determines subject to the terms of the Plan. Unless the Administrator determines otherwise, Shares of Restricted Stock will be held in escrow until the end of the Period of Restriction applicable to such Shares. All grants of Restricted Stock and interpretative decisions about Restricted Stock may only be made by the Administrator.
(b)Restrictions:

(i)Except as provided in this Section 5 or the Award Agreement, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated until the end of the Period of Restriction applicable to such Shares.
(ii)During the Period of Restriction, Service Providers holding Shares of Restricted Stock may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.
(iii)During the Period of Restriction, Service Providers holding Shares of Restricted Stock will not be entitled to receive dividends and other distributions paid with respect to such Shares, unless the Administrator provides otherwise. If the Administrator provides that dividends and distributions will be received and any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid and, unless the Administrator determines otherwise, the Company will hold such Shares until the restrictions on the Shares of Restricted Stock with respect to which they were paid have lapsed.
(iv)Except as otherwise provided in this Section 5 or an Award Agreement, Shares of Restricted Stock covered by each Restricted Stock Award made under the Plan will be released from escrow when practicable after the last day of the applicable Period of Restriction.
(v)The Administrator may impose, prior to grant, or remove any restrictions on Shares of Restricted Stock.
6.Restricted Stock Units.
(a)Restricted Stock Unit Award Agreement. Each Award of Restricted Stock Units will be evidenced by an Award Agreement that will specify the terms, conditions, and restrictions related to the grant, including the number of Restricted Stock Units.
(b)Vesting Criteria and Other Terms. Subject to the terms of the Plan, the Administrator will set vesting criteria that, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units paid out to the Participant. The Administrator may set vesting criteria based upon the achievement of Company-wide, divisional, business unit, or individual goals (that may include continued employment or service), or any other basis determined by the Administrator in its sole discretion.
(c)Earning Restricted Stock Units. Upon meeting the applicable vesting criteria, the Participant will have earned the Restricted Stock Units and will be paid as determined in Section 6(d). The Administrator may reduce or waive any criteria that must be met to earn the Restricted Stock Units.
(d)Form and Timing of Payment. Payment of earned Restricted Stock Units will be made when practicable after the date set forth in the Award Agreement and determined by the Administrator, subject to the terms of the Plan. The Administrator may settle earned Restricted Stock Units in cash, Shares, or a combination of both.
7.Stock Appreciation Rights.
(a)Stock Appreciation Right Award Agreement. Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the Exercise Price which may not be less than the Fair Market Value on the Grant Date, its Expiration Date, the conditions of exercise, and such other terms and conditions as the Administrator determines, subject to the terms of the Plan.
(b)Payment of Stock Appreciation Right Amount. When a Participant exercises a Stock Appreciation Right, he or she will be entitled to receive a payment from the Company equal to:
(i)the difference between the Fair Market Value on the date of exercise and the Exercise Price; multiplied by

(ii)the number of Shares with respect to which the Stock Appreciation Right is exercised.
Payment upon Stock Appreciation Right exercise may be made in cash, in Shares of equivalent value, or any combination of cash and Shares with the determination of form of payment made by the Administrator. Shares issued upon exercise of a Stock Appreciation Right will be issued in the name of the Participant. Until Shares are issued (as evidenced by the entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to a Stock Appreciation Right, notwithstanding the exercise of the Stock Appreciation Right. The Company will issue (or cause to be issued) such Shares promptly after the Stock Appreciation Right is exercised. A Stock Appreciation Right may not be exercised for a fraction of a Share. Exercising a Stock Appreciation Right in any manner will decrease the number of Shares thereafter available, both for the Plan and for purchase under the Stock Appreciation Right, by the number of Shares as to which the Stock Appreciation Right is exercised.
(c)Expiration of Stock Appreciation Rights. A Stock Appreciation Right granted under the Plan will expire upon the date determined by the Administrator in its sole discretion and set forth in the Award Agreement, provided that such date shall be no later than the day prior to the seventh anniversary of the Grant Date of the Stock Appreciation Right.
(d)Tolling of Expiration. If exercising an Stock Appreciation Right prior to its expiration is not permitted because of Applicable Laws, other than the rules of any stock exchange or quotation system on which the Common Stock is listed or quoted, the Stock Appreciation Right will remain exercisable until 30 days after the first date on which exercise would no longer be prevented by such provisions. If this would result in the Stock Appreciation Right remaining exercisable past its Expiration Date, then it will remain exercisable only until the end of the later of (x) the 30th day after which its exercise would not be prevented by Section 19(a) and (y) its Expiration Date.
8.Performance Stock Units and Performance Shares.
(a)Award Agreement. Each Award of Performance Stock Units/Shares will be evidenced by an Award Agreement that will specify the time period during which the performance objectives or other vesting provisions will be measured (“Performance Period”), and material terms of the Award. The Administrator may set performance objectives based upon the achievement of Company-wide, divisional, business unit or individual goals (including, but not limited to, continued employment or service) or any other basis determined by the Administrator.
(b)Value of Performance Stock Units/Shares. Each Performance Stock Unit/Share will have an initial value established by the Administrator on or before the Grant Date. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the Grant Date.
(c)Performance Objectives and Other Terms. Subject to the terms of the Plan, the Administrator will set performance objectives or other vesting provisions (that may include continued employment or service). These objectives or vesting provisions may determine the number or value of Performance Stock Units/Shares paid out.
(d)Earning of Performance Stock Units/Shares. After an applicable Performance Period has ended, the holder of Performance Stock Units/Shares will be entitled to receive a payout of the number of Performance Stock Units/Shares earned by the Participant over the Performance Period. The Administrator may reduce or waive any performance objectives or other vesting provisions for such Performance Stock Unit/Share.
(e)Payment of Performance Stock Units/Shares. Payment of earned Performance Stock Units/Shares will be made when practicable after the end of the applicable Performance Period. Payment with respect to earned Performance Stock Units/Shares may be made in cash, in Shares of equivalent value, or any combination of cash and Shares with the determination of form of payment made by the Administrator.

9.Performance Awards.
(a)Award Agreement. Each Performance Award will be evidenced by an Award Agreement that will specify the Performance Period and material terms of the Award. The Administrator may set performance objectives based upon the achievement of Company-wide, divisional, business unit or individual goals (including, but not limited to, continued employment or service) or any other basis determined by the Administrator.
(b)Value of Performance Awards. Each Performance Award’s target and maximum payout values will be established by the Administrator on or before the Grant Date.
(c)Performance Objectives and Other Terms. The Administrator will set performance objectives or other vesting provisions (that may include continued employment or service), subject to the terms of the Plan. These objectives or vesting provisions will determine the value of Performance Awards Payouts.
(d)Payment of Performance Awards. Payment of earned Performance Awards will be made when practicable after the end of the applicable Performance Period. Payment with respect to earned Performance Awards will be made in cash, in Shares of equivalent value, or any combination of cash and Shares with the determination of form of payment made by the Administrator at the time of payment.
10.Performance-Based Awards.
(a)Purpose. The purpose of this Section 10 is to provide the Administrator the ability to qualify Awards (other than Options and Stock Appreciation Rights) that are granted pursuant to the Plan as qualified performance-based compensation under Section 162(m) of the Code. If the Administrator, in its discretion, decides to grant a Performance-Based Award subject to Performance Goals to a Service Provider who would be considered a “covered employee” within the meaning of Section 162(m) of the Code (hereinafter, a “Covered Employee”), the provisions of this Section 10 will control over any contrary provision in the Plan; provided, however, that the Administrator may in its discretion grant Awards to such Covered Employees that are based on Performance Goals or other specific criteria or goals but that do not satisfy the requirements of this Section 10.
(b)Applicability. This Section 10 will apply to those Covered Employees who are selected by the Administrator to receive any Award subject to Performance Goals. The designation of a Covered Employee as being subject to Section 162(m) of the Code will not in any manner entitle the Covered Employee to receive an Award under the Plan. Moreover, designation of a Covered Employee subject to Section 162(m) of the Code for a particular Performance Period will not require designation of such Covered Employee in any subsequent Performance Period and designation of one Covered Employee will not require designation of any other Covered Employee in such period or in any other period.
(c)Procedures with Respect to Performance Based Awards. To the extent desirable to comply with the performance-based compensation requirements of Code Section 162(m), with respect to any Award granted subject to Performance Goals, no later than the Determination Date, the Administrator will, in writing, (i) designate one or more Participants who are Covered Employees, (ii) select the Performance Goals applicable to the Performance Period, (iii) establish the Performance Goals, and amounts or methods of computation of such Awards, as applicable, which may be earned for such Performance Period, and (iv) specify the relationship between Performance Goals and the amounts or methods of computation of such Awards, as applicable, to be earned by each Covered Employee for such Performance Period. Following the completion of each Performance Period, the Administrator will certify in writing whether the applicable Performance Goals have been achieved for such Performance Period. In determining the amounts earned by a Covered Employee, the Administrator will have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Administrator may deem relevant to the assessment of individual or corporate performance for the Performance Period.
(d)Payment of Performance Based Awards. Unless otherwise provided in the applicable Award Agreement, a Covered Employee must be employed by the Company or a Subsidiary on the day a Performance-Based Award for such Performance Period is paid to the Covered Employee. Furthermore, a Covered Employee will be eligible to receive payment pursuant to a Performance-Based Award for a Performance Period only if the Performance Goals for such period are achieved, unless otherwise permitted by Section 162(m) of the Code and determined by the Administrator.
(e)Additional Limitations. Notwithstanding any other provision of the Plan, any Award which is granted to a Covered Employee and is intended to constitute qualified performance based compensation under Code Section 162(m) be subject to any additional limitations set forth in the Code (including any amendment to Code Section 162(m)) or any regulations and ruling issued thereunder that are requirements for qualification as qualified performance-based compensation as described in Code Section 162(m), and the Plan will be deemed amended to the extent necessary to conform to such requirements.
11.Leaves of Absence/Transfer Between Locations/Change of Status.
(a)General. Unless otherwise provided by the Administrator, a Participant will not cease to be an Employee in the case of (i) any leave of absence approved by the Company or other member of the Company Group employing such Employee or (ii) any transfer between locations of the Company or other members of the Company Group.
(b)Vesting. Unless a leave policy approved by the Administrator provides otherwise or it is otherwise required by Applicable Law, vesting of Awards granted under the Plan will continue only for Participants on an approved leave of absence.
(c)Incentive Stock Option Status. If a leave of absence exceeds 3 months and reemployment upon expiration of such leave is not guaranteed by statute or contract, then 3 months following the 1st day of such leave a Participant will not be treated as an employee for incentive stock option purposes. If reemployment upon expiration of a leave of absence approved by the Company or other member of the Company Group employing such Employee is not guaranteed by statute or contract, then 6 months following the 1st day of such leave any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.
(d)Protected Leaves.
(i)Any leave of absence by a Participant will be subject to any Applicable Laws that apply to leaves of absence.
(ii)For a Participant on a military leave, if required by Applicable Laws, vesting will continue for the longest period that vesting continues under any other statutory or company-approved leave of absence. When a Participant returns from military leave (under conditions that would entitle him or her to such protection under the Uniformed Services Employment and Reemployment Rights Act), the Participant will be given vesting credit to the same extent as if the Participant had continued to provide services to the Company or other member of the Company Group, as applicable, through the military leave.
(e)Changes in Status. If a Participant who is an Employee has a reduction in hours worked, the Administrator may unilaterally:
(i)make a corresponding reduction in the number of Shares or cash amount subject to any portion of an Award that is scheduled to vest or become payable after the date of such extend leave or reduction in hours; and
(ii)in lieu of or in combination with such a reduction, extend the vesting or payment schedule applicable to such Award.
If any such reduction occurs, the Participant will have no right to any portion of the Award that is reduced or extended.

(f)Determinations. The effect of a Company-approved leave of absence, a transfer, or a Participant’s reduction in hours of employment or service on the vesting of an Award shall be determined, under policies reviewed by the Administrator, by the Company’s senior human resources officer or other person performing that function or, with respect to Directors or Officers by the Compensation Committee of the Board, and any such determination will be final.
12.Transferability of Awards.
(a)General Rule. Unless determined otherwise by the Administrator, or otherwise required by Applicable Laws, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, the Award will be limited by any additional terms and conditions imposed by the Administrator. Any unauthorized transfer of an Award will be void.
(b)Domestic Relations Orders. If approved by the Administrator, an Award may be transferred under a domestic relations order, official marital settlement agreement or other divorce or separation instrument as permitted by Treasury Regulations Section 1.421-1(b)(2). An Incentive Stock Option may be deemed to be a Nonstatutory Stock Option as a result of such transfer.
(c)Limited Transfers for the Benefit of Family Members. The Administrator may permit an Award or Share issued under this Plan to be assigned or transferred subject to the applicable limitations, set forth in the General Instructions to Form S-8 Registration Statement under the Securities Act, if applicable, and any other Applicable Laws.
(d)Permitted Transferees. Any individual or entity to whom an Award is transferred will be subject to all of the terms and conditions applicable to the Participant who transferred the Award, including the terms and conditions in this Plan and the Award Agreement. If an Award is unvested then the service of the Participant will continue to determine whether the Award will vest and any Expiration Date.
13.Adjustments; Dissolution or Liquidation.
(a)Adjustments. If any extraordinary dividend or other extraordinary distribution (whether in cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, issuance of warrants or other rights to acquire securities of the Company, other change in the corporate structure of the Company affecting the Shares, or any similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto) affecting the Shares occurs (including, without limitation, a Change in Control), the Administrator, to prevent diminution or enlargement of the benefits or potential benefits intended to be provided under the Plan, will adjust the number and class of shares that may be delivered under the Plan and/or the number, class, and price of shares covered by each outstanding Award, and the numerical Share limits in Section 2 in such a manner as it deems equitable; provided, however, in each case, that no adjustment shall be made that would cause the Plan to violate Section 422(b)(1) of the Code with respect to Incentive Stock Options or that would adversely affect the status of a Performance-Based Award as “performance-based compensation” under Code Section 162(m), unless such adverse effect is intended by the Administrator. Notwithstanding the foregoing, the conversion of any convertible securities of the Company and ordinary course repurchases of shares or other securities of the Company will not be treated as an event that will require adjustment.
(b)Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant when practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.

14.Change in Control
(a)If a Change in Control or a merger of the Company with or into another corporation or other entity occurs, each outstanding Award will be treated as the Administrator determines, including, without limitation, that such Award be continued by the successor corporation or a Parent or Subsidiary of the successor corporation.
(b)The Administrator need not take the same action or actions with respect to all Awards or portions thereof or with respect to all Participants. The Administrator may take different actions with respect to the vested and unvested portions of an Award. The Administrator will not be required to treat all Awards similarly in the transaction.
(c)Continuation. An Award will be considered continued if, following the Change in Control or merger:
(i)the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Shares for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration received by the holders of a majority of the outstanding Shares); provided, however, that if the consideration received in the Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon exercising an Option or Stock Appreciation Right or upon the payout of a Restricted Stock Unit, Performance Stock Unit, Performance Share or Performance Award, for each Share subject to such Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control; or
(ii)the Award is terminated in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant’s rights as of the date of the occurrence of the transaction. Any such cash or property may be subjected to any escrow applicable to holder of Common Stock in the Change of Control. If as of the date of the occurrence of the transaction the Administrator determines that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment. The amount of cash or property can be subjected to vesting and paid to the Participant over the original vesting schedule of the Award.
(iii)Notwithstanding anything in this Section 14(c) to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s consent; provided, however, a modification to such performance goals only to reflect the successor corporation’s post-Change in Control corporate structure will not invalidate an otherwise valid Award assumption.
(d)The Administrator will have authority to modify Awards in connection with a Change in Control:
(i)in a manner that causes them to lose their tax-preferred status;
(ii)to terminate any right a Participant has to exercise an Option prior to vesting in the Shares subject to the Option (i.e., “early exercise”), so that following the closing of the transaction the Option may only be exercised to the extent it is vested;
(iii)to reduce the Exercise Price subject to the Award in a manner that is disproportionate to the increase in the number of Shares subject to the Award, as long as the amount that would be received upon exercise of the Award immediately before and immediately following the closing of the transaction is equivalent and the adjustment complies with Treasury Regulation Section 1.409A-1(b)(v)(D); and

(iv)to suspend a Participant’s right to exercise an Option during a limited period of time preceding and or following the closing of the transaction without Participant consent if such suspension is administratively necessary or advisable to permit the closing of the transaction.
(e)Non-Continuation. If the successor corporation does not continue an Award (or some portion such Award), the Participant will fully vest in (and have the right to exercise) the then-unvested Shares subject to his or her outstanding Options and Stock Appreciation Rights, all restrictions on the Participant’s outstanding Restricted Stock and Restricted Stock Units will lapse, and, regarding all of Participant’s outstanding Awards with performance-based vesting, all performance goals or other vesting criteria will be treated as achieved at target levels and all other terms and conditions met. In no event will vesting an Award accelerate as to more than 100% of the Award. If Options or Stock Appreciation Rights are not continued if a Change in Control or a merger of the Company with or into another corporation or other entity occurs, the Administrator will notify the Participant in writing or electronically that the Participant’s vested Options or Stock Appreciation Rights (after considering the foregoing vesting acceleration, if any) will be exercisable for a period of time determined by the Administrator in its sole discretion and all of the Participant’s Options or Stock Appreciation Rights will terminate upon the expiration of such period (whether vested or unvested).
(f)Outside Director Awards. With respect to Awards granted to an Outside Director that are continued, if on the date of or following such continuation the Participant’s status as a Director or a director of the successor corporation, as applicable, is terminated other than upon a voluntary resignation by the Participant (unless such resignation is at the request of the acquirer), then the Participant will fully vest in and have the right to exercise Options and/or Stock Appreciation Rights as to all of the Shares underlying such Award, including those Shares not otherwise vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Awards with performance-based vesting, all performance goals or other vesting criteria will be treated as achieved at 100% of target levels and all other terms and conditions met.
15.Tax Matters.
(a)Withholding Requirements. Prior to the delivery of any Shares or cash under an Award (or exercise thereof) or such earlier time as any tax withholding obligations are due, the Company may deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy any taxes (including the Participant’s social tax obligations) required to be withheld with respect to such Award (or exercise thereof).
(b)Withholding Arrangements. The Administrator, in its sole discretion and under such procedures as it may specify from time to time, may permit or may require a Participant to satisfy such tax withholding obligations, in whole or in part by (without limitation) (a) paying cash, (b) electing to have the Company withhold otherwise deliverable cash (including cash from the sale of Shares issued to Participant) or Shares having a fair market value equal to the minimum statutory amount required to be withheld (or such other rate as may be permitted by the Company from time to time), (c) delivering to the Company already-owned Shares having a fair market value equal to the minimum statutory amount required to be withheld, or (d) requiring the Participant to engage in a cashless exercise transaction (whether through a broker or otherwise) implemented by the Company in connection with the Plan. The fair market value of the Shares to be withheld or delivered will be determined as of the date the taxes must be withheld.
(c)Compliance With Code Section 409A. Except as otherwise determined by the Administrator, it is intended that Awards will be designed and operated so that they are either exempt from the application of, or comply with, the requirements of Code Section 409A so that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Code Section 409A and the Plan and each Award Agreement will be interpreted consistent with this intent. This Section 15(c) is not a guarantee to any Participant of the consequences of his or her Awards.

16.Other Terms.
(a)No Effect on Employment or Service. Neither the Plan nor any Award will confer upon a Participant any right regarding continuing the Participant’s relationship as a Service Provider with the Company or member of the Company Group, nor will they interfere with the Participant’s right, or the Participant’s employer’s right, to terminate such relationship with or without cause, to the extent permitted by Applicable Laws.
(b)Forfeiture Events.
(i)All Awards granted under the Plan will be subject to recoupment under any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other Applicable Laws. In addition, the Administrator may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Administrator determines necessary or appropriate, including but not limited to a reacquisition right regarding previously acquired Shares or other cash or property. Unless this Section 16(b) is specifically mentioned and waived in an Award Agreement or other document, no recovery of compensation under a clawback policy or otherwise will give a Participant the right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company.
(ii)The Administrator may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, termination of such Participant’s status as Service Provider for cause or any act by a Participant, whether before or after such Participant’s Termination Status Date that would constitute cause for termination of such Participant’s status as a Service Provider.
(iii)If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, any Participant who knowingly or through gross negligence engaged in the misconduct, or who knowingly or through gross negligence failed to prevent the misconduct, and any Participant who is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, shall reimburse the Company the amount of any payment in settlement of an Award earned or accrued during the 12 month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever first occurred) of the financial document embodying such financial reporting requirement.
17.Term of Plan.
Subject to Section 20, the Plan will become effective upon its approval by the Company’s stockholders in accordance with Section 20. It will continue in effect for a term of 10 years from the date the Plan is approved by the Company’s stockholders, unless terminated earlier under Section 18.
18.Amendment and Termination of the Plan.
(a)Amendment and Termination. The Board or Compensation Committee of the Board may amend, alter, suspend or terminate the Plan.
(b)Stockholder Approval. The Company will obtain stockholder approval of any Plan amendment to the extent necessary or desirable to comply with Applicable Laws.
(c)Consent of Participants Generally Required. Subject to Section 18(d) below, no amendment, alteration, suspension or termination of the Plan or an Award under it will materially impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it regarding Awards granted under the Plan prior to such termination.

(d)Exceptions to Consent Requirement.
(i)A Participant’s rights will not be deemed to have been impaired by any amendment, alteration, suspension or termination if the Administrator, in its sole discretion, determines that the amendment, alteration, suspension or termination taken as a whole, does not materially impair the Participant’s rights, and
(ii)Subject to any limitations of Applicable Laws, the Administrator may amend the terms of any one or more Awards without the affected Participant’s consent even if it does materially impair the Participant’s right if such amendment is done:
(1)in a manner permitted under the Plan;
(2)to maintain the qualified status of the Award as an Incentive Stock Option under Code Section 422;
(3)to change the terms of an Incentive Stock Option, if such change results in impairment of the Award only because it impairs the qualified status of the Award as an Incentive Stock Option under Code Section 422;
(4)to clarify the manner of exemption from, or to bring the Award into compliance with, Code Section 409A; or
(5)to comply with other Applicable Laws.
19.Conditions Upon Issuance of Shares.
(a)Legal Compliance. Shares will not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares will comply with Applicable Laws. If required by the Administrator, issuance will be further subject to the approval of counsel for the Company with respect to such compliance. The inability of the Company to obtain authority from any regulatory body having jurisdiction or to complete or comply with the requirements of any Applicable Laws will relieve the Company of any liability regarding the failure to issue or sell such Shares as to which such authority, registration, qualification or rule compliance was not obtained and the Administrator reserves the authority, without the consent of a Participant, to terminate or cancel Awards with or without consideration in such a situation.
(b)Investment Representations. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant during any such exercise that the Shares are being purchased only for investment and with no present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.
(c)Failure to Accept Award. If a Participant has not accepted an Award or has not taken all administrative and other steps (e.g. setting up an account with a broker designated by the Company) necessary for the Company to issue Shares upon the vesting, exercise, or settlement of the Award prior to the 30th day after the Grant Date, then the Award will be cancelled on such date and the Shares subject to such Award immediately will revert to the Plan for no additional consideration unless otherwise provided by the Administrator.
20.Stockholder Approval.
The Plan will be subject to approval by the stockholders of the Company within 12 months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.
21.Definitions.
The following definitions are used in this Plan:

(a)“Applicable Laws” means the requirements relating to the administration of stock-based awards and the related issuance of Shares under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and, only to the extent applicable with respect to an Award or Awards, the tax, securities or exchange control laws of any jurisdictions other than the United States where Awards are, or will be, granted under the Plan. Reference to a section of an Applicable Law or regulation related to that section shall include such section or regulation, any valid regulation issued under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.
(b)“Award” means, individually or collectively, a grant under the Plan of Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Stock Units, Performance Shares, Performance Awards, or Performance-Based Awards.
(c)“Award Agreement” means the written or electronic agreement setting forth the terms applicable to an Award granted under the Plan. The Award Agreement is subject to the terms of the Plan.
(d)“Board” means the Board of Directors of the Company.
(e)“Change in Control” means the occurrence of any of the following events:
(i)A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company; provided, however, that for this subsection, the acquisition of additional stock by any one Person, who prior to such acquisition is considered to own more than 50% of the total voting power of the stock of the Company will not be considered a Change in Control. Further, if the stockholders of the Company immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately prior to the change in ownership, direct or indirect beneficial ownership of 50% or more of the total voting power of the stock of the Company, such event shall not be considered a Change in Control under this section 21(e)(i). For this purpose, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company, as the case may be, either directly or through one or more subsidiary corporations or other business entities; or
(ii)A change in the effective control of the Company which occurs on the date a majority of members of the Board is replaced during any 12 month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the appointment or election. For this section 21(e)(ii), if any Person is in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or
(iii)A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for this Section 21(e)(iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets:
(1)a transfer to an entity controlled by the Company’s stockholders immediately after the transfer, or
(2)a transfer of assets by the Company to:
(A)a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock,

(B)an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company,
(C)a Person, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company, or
(D)an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person described in subsections 21(e)(iii)(2)(A) to 21(e)(iii)(2)(C).
For this definition, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. For this definition, persons will be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.
A transaction will not be a Change in Control:
(iv)unless the transaction qualifies as a change in control event within the meaning of Code Section 409A; or
(v)if its sole purpose is to (1) change the state of the Company’s incorporation, or (2) create a holding company owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.
(f)“Code” means the Internal Revenue Code of 1986. Reference to a section of the Code or regulation related to that section shall include such section or regulation, any valid regulation issued under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.
(g)“Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board.
(h)“Common Stock” means the common stock, $0.01 par value, of the Company.
(i)“Company” means Hawaiian Holdings, Inc., a Delaware corporation, or any successor thereto.
(j)“Company Group” means the Company, any Parent or Subsidiary of the Company, and any entity that, from time to time and at the time of any determination, directly or indirectly, is in control of, is controlled by or is under common control with the Company.
(k)“Consultant” means any natural person engaged by a member of the Company Group to render bona fide services to such entity, provided the services (i) are not in connection with the offer or sale of securities in a capital raising transaction, and (ii) do not directly promote or maintain a market for the Company's securities. A Consultant must be a person to whom the issuance of Shares registered on Form S-8 under the Securities Act is permitted.
(l)“Determination Date” means the latest possible date that will not jeopardize the qualification of an Award granted under the Plan as “performance-based compensation” under Section 162(m) of the Code.
(m)“Director” means a member of the Board.
(n)“Employee” means any person, including Officers and Directors, employed by the Company or any member of the Company Group. However, with respect to Incentive Stock Options, an Employee must be employed by the Company or any Parent or Subsidiary of the Company. Notwithstanding Stock Options granted to individuals not providing services to the Company or a Subsidiary of the Company should be carefully structured to comply with the payment timing rule of Section 409A. Neither service as a Director nor payment of a director’s fee by the Company will constitute “employment” by the Company.
(o)“Exchange Act” means the U.S. Securities Exchange Act of 1934.
(p)“Exchange Program” means a program under which (i) outstanding Awards are surrendered or cancelled in exchange for awards of the same type (which may have higher or lower Exercise Prices and different terms), awards of a different type, and/or cash, (ii) Participants would have the opportunity to transfer any outstanding Awards to a financial institution or other person or entity selected by the Administrator, and/or (iii) the Exercise Price of an outstanding Award is increased or reduced, subject to stockholder approval as set forth in Section 3(b)(vi). Subject to the terms of the Plan, the Administrator will determine the terms and conditions of any Exchange Program in its sole discretion.
(q)“Expiration Date” means the last day on which an Option or Stock Appreciation Right may be exercised. Any exercise must be completed by 5:00 PM Hawaii Time on such date.
(r)“Fair Market Value” means, as of any date, the value of a Share, determined as follows:
(i)If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the New York Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market or the NASDAQ Capital Market of The NASDAQ Stock Market, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported by such source as the Administrator determines to be reliable;
(ii)If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Common Stock on the day of determination (or, if no bids and asks were reported on that date on the last Trading Day such bids and asks were reported), as reported by such source as the Administrator determines to be reliable; or
(iii)Absent an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.
Notwithstanding the foregoing, if the determination date for the Fair Market Value occurs on a weekend, holiday or other non-Trading Day, the Fair Market Value will be the price as determined under subsections (i) through (ii) above on the immediately preceding Trading Day, unless otherwise determined by the Administrator. In addition, for purposes of determining the fair market value of Shares for any reason other than the determination of the Exercise Price of Options or Stock Appreciation Rights, fair market value will be determined by the Administrator in a manner compliant with Applicable Laws and applied consistently for such purpose. Note that the determination of fair market value for purposes of tax withholding may be made in the Administrator’s sole discretion subject to Applicable Laws and is not required to be consistent with the determination of Fair Market Value for other purposes.
(s)“Fiscal Year” means the fiscal year of the Company.
(t)“Full-Value Awards” means all Awards other than Options and Stock Appreciation Rights.
(u)“Incentive Stock Option” means an Option that is intended to qualify and does qualify as an incentive stock option within the meaning of Code Section 422.
(v)“Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.
(w)“Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act.
(x)“Option” means a stock option granted under the Plan.

(y)“Outside Director” means a Director who is not an Employee.
(z)“Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Code Section 424(e).
(aa)“Participant” means the holder of an outstanding Award.
(bb)    “Performance Award” means an Award which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine and which will be settled for cash, Shares or other securities or a combination of the foregoing under Section 9.
(cc)    “Performance-Based Award” means any Award that is subject to the terms and conditions set forth in Section 10. All Performance-Based Awards are intended to qualify as qualified performance-based compensation under Code Section 162(m).
(dd)    “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Administrator (in its discretion) to be applicable to a Participant with respect to an Award. As determined by the Administrator, the performance measures for any performance period will be any one or more of the following objective performance criteria, applied to either the Company as a whole or, except with respect to stockholder return metrics, to a region, business unit, affiliate or business segment, and measured either on an absolute basis, a per share basis or relative to a pre-established target, to a previous period's results or to a designated comparison group, and, with respect to financial metrics, which may be determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”), in accordance with accounting principles established by the International Accounting Standards Board (“IASB Principles”) or which may be adjusted when established to exclude any items otherwise includable under GAAP or under IASB Principles: (i) cash flow (including operating cash flow or free cash flow), (ii) revenue (on an absolute basis or adjusted for currency effects), (iii) gross margin, (iv) operating expenses or operating expenses as a percentage of revenue, (v) earnings (which may include earnings before interest and taxes, earnings before taxes, net earnings or EBITDA), (vi) earnings per share, (vii) stock price, (viii) return on equity, (ix) total stockholder return, (x) growth in stockholder value relative to the moving average of the S&P 500 Index, or another index, (xi) return on capital, (xii) return on assets or net assets, (xiii) return on investment, (xiv) economic value added, (xv) operating income or net operating income, (xvi) operating margin, (xvii) market share, (xviii) overhead or other expense reduction, (xix) credit rating, (xx) objective customer indicators, (xxi) improvements in productivity, (xxii) attainment of objective operating goals, (xxiii) objective employee metrics, (xxiv) return ratios (xxv) objective qualitative milestones, or (xxvi) other objective financial or other metrics relating to the progress of the Company or to a Subsidiary, division or department thereof. Evaluation of performance may include or exclude events or items as specified by the Committee including, without limitation, the following unusual or nonrecurring events: (i) asset write downs; (ii) litigation or claim judgments or settlements; (iii) the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results; (iv) any reorganization and restructuring programs; (v) extraordinary nonrecurring items as described in Financial Accounting Standards Board Accounting Standards Codification 225-20 “Extraordinary and Unusual Items” and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Corporation’s Annual Report on Form 10-K for the applicable year; (vi) acquisitions or divestitures; and (vii) foreign exchange gains and losses.
(ee)    “Performance Share” means an Award denominated in Shares which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine under Section 8.
(ff)    “Performance Stock Unit” means an Award which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine and which may be settled for cash, Shares or other securities or a combination of the foregoing under Section 8.
(gg)    “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock is subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.
(hh)    “Plan” means this 2015 Stock Incentive Plan.
(ii)    “Restricted Stock” means Shares issued under a Restricted Stock Award under Section 5, or issued as a result of the early exercise of an Option.
(jj)    “Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted under Section 6. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.
(kk)    “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, in effect when discretion is being exercised with respect to the Plan.
(ll)    “Section 16(b)” means Section 16(b) of the Exchange Act.
(mm)    “Securities Act” means Securities Act of 1933, as amended.
(nn)    “Service Provider” means an Employee, Director or Consultant.
(oo)    “Share” means a share of Common Stock.
(pp)    “Stock Appreciation Right” means an Award, granted alone or in connection with an Option, that under Section 7 is designated as a Stock Appreciation Right.
(qq)    “Subsidiary” means a “subsidiary corporation” as defined in Code Section 424(f).
(rr)    “Trading Day” means a day on which the applicable stock exchange or national market system is open for trading.